UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 Form 8-K


                              CURRENT REPORT


  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report:  June 20, 1996


                   FIRST SOUTHEAST FINANCIAL CORPORATION
          (Exact name of registrant as specified in its charter)



 DELAWARE                       0-22240          57-0979678
(State or other jurisdiction  (Commission      (I.R.S. Employer
 of incorporation)             File Number)     Identification No.)



201 N. Main Street, Anderson, South Carolina            29621
(Address of principal executive offices)              (Zip Code)



Registrant's telephone number, including area code:  (864) 224-3401


                               NOT APPLICABLE

Former name, former address and former fiscal year, if changed since last report.

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Item 5.  Other Events

First Southeast Financial Corporation announced June 17, 1996 that the Board of Directors has declared a special cash dividend of $10 per share to be paid on June 27, 1996 to shareholders of record on June 21, 1996. For information regarding the special dividend, reference is made to the Registrant's press release dated June 17, 1996, attached hereto as Exhibit 99 and incorporated herein by reference.

                               SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                              FIRST SOUTHEAST FINANCIAL CORPORATION



DATE:  June 20, 1996          By:  /s/David C. Wakefield, III
                                   --------------------------
                                   David C. Wakefield, III
                                   President and Chief Executive
                                    Officer
                                   (Duly Authorized Representative)
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                                 Exhibit 99

                   First Southeast Financial Corporation

                     Press Release dated June 17, 1996

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For immediate release                        CONTACT: DAVID C. WAKEFIELD, III
                                                      PRESIDENT AND CEO
                                                      (864) 260-6218


     FIRST SOUTHEAST ANNOUNCES A $10 SPECIAL CASH DIVIDEND

ANDERSON, SOUTH CAROLINA (June 17, 1996) --First Southeast Financial Corporation announced today that the Board of Directors has authorized a one-time special cash dividend of $10.00 per share to be paid on June 27, 1996 to shareholders of record on June 21, 1996.

Based on preliminary estimates, approximately one-fourth of the dividend is expected to be considered as a tax-free return of capital. This determination will be finalized upon completion of the June 30, 1996 fiscal year end reporting. Additionally, the Company's earnings for the quarter ending June 30, 1996 are expected to be substantially reduced due to losses that will be recognized upon the liquidation of securities to fund the cash dividend.
Also, receipt of the dividend payment on unallocated shares in the Employee Stock Ownership Plan will accelerate the recognition of compensation expense. The Board believes that the acceleration of these costs will contribute to improved earnings performance.

Over the past year and a half, the Company, with the assistance of its financial advisors, has undertaken a comprehensive analysis of the Company's strategic strengths and weaknesses. Financial advisors have assisted the Company in evaluating strategic alternatives to enhance shareholder value, including continuing repurchases of Company stock, changes in the Company's dividend policy, and growth through wholesale leveraging. Additionally, the Board of Directors has explored the possibility of acquiring branches or other financial institutions as well as the sale of the Company to a larger financial institution as a method of enhancing shareholder value. While the Company has received preliminary indications of interest concerning a sale, none involved amounts at premiums to recent trading prices.

Speaking on behalf of the Board of Directors, David C. Wakefield, III, First Southeast's President and CEO, stated that "the Board will continue to evaluate all strategies to increase shareholder value, but has decided that returning excess capital to the shareholders is prudent and timely. This cash dividend payment will reduce the Company's 20% capital level by approximately one-half and will assist in repositioning the balance sheet of First Southeast to achieve returns on equity and earnings per share more in keeping with industry standards. This action underscores the Board's paramount interest in constantly exploring ways to enhance shareholder value."

The Company's subsidiary, First Federal Savings & Loan Association of Anderson, has received Office of Thrift Supervision approval to provide $19.5 million of the funding for the cash dividend. On a pro forma basism, First Federal's capital after payment of the special dividend will exceed twice the regulatory minimum level. First Federal will continue to be classified as "well capitalized" as defined by federal regulations.

First Federal operates 11 full service offices in Anderson, Greenwood and Abbeville counties of South Carolina and has served its market area since 1922. First Southeast's common stock trades on the Nasdaq Stock Market under the symbol "FSFC."